Exhibit 99.1

Tuesday, October 15, 2019
FOR IMMEDIATE RELEASE

Washington Federal Reports Record Earnings Per Share Of $2.61 For Fiscal 2019

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank, N.A. ("WaFd Bank"), today announced record annual earnings and diluted earnings per share of $210,256,000 and $2.61 for the fiscal year ended September 30, 2019, compared to $203,850,000 or $2.40 per diluted share for the year ended September 30, 2018, a $0.21 or 8.8% increase in earnings per diluted share. Return on equity for the fiscal year ended September 30, 2019 was 10.46% compared to 10.16% for the year ended September 30, 2018. Return on assets for the year ended September 30, 2019 was 1.28% compared to 1.31% for the prior year.
President and Chief Executive Officer Brent J. Beardall commented, “We are pleased to report that thanks to the efforts of our colleagues and clients, Washington Federal closed its 102nd year in business with a record year on multiple fronts. Record earnings and earnings per share were the direct result of record loans and deposits that were built through organic growth. Especially noteworthy is the fact the Company was able to produce these results despite a challenging interest rate environment for the majority of the year. Higher short-term interest rates caused interest expense to increase year-over-year by $55 million or 41% and yet, due to strong growth in core deposits and loans, the growth of interest income more than offset this increase. Net interest income increased by $9 million or 2%. With the Federal Reserve Bank recently decreasing short-term rates by 50 basis points, we have the potential to benefit from decreasing interest expense going forward.

We are cognizant that the duration of this bull run in the economy is now at historic levels and that cycles will occur. To prepare for a potential downturn, our balance sheet has $1.7 billion of tangible common equity plus an additional $138 million of reserves for credit losses. Non-performing assets of $44 million are at a 12-year low, representing only 0.27% of assets.
Strong financial performance enabled the Company to return 89% of earnings to shareholders during fiscal year 2019 in the form of cash dividends and share repurchases while still finishing the year with a tangible common equity to tangible asset ratio of 10.66%, placing us in the top 10% of the largest 100 publicly traded banks in the United States. Total shareholder return for fiscal 2019 was 18%. While we have invested heavily in technology and processes to improve compliance and customer experience, we recognize there is more work to be done as we compete to grow our market share. We are gratified to see our net promoter score improve from 17 to 47 over the last three years. Bottom line, this indicates that our clients are significantly more likely to recommend us to others, which we believe is a very good thing for our future prospects."
Total assets were $16.5 billion as of September 30, 2019, a $609 million or 3.8% increase from September 30, 2018. Asset growth since September 30, 2018 resulted primarily from a $453 million or 4.0% increase in net loans receivable.
Customer deposits were $12.0 billion as of September 30, 2019, an increase of $604 million or 5.3% since September 30, 2018. Transaction accounts increased by $501 million or 7.6% during the fiscal year 2019, while time deposits increased $102 million or 2.1%. As of September 30, 2019, 59.1% of the Company's deposits were in transaction accounts. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 93.0% of deposits at September 30, 2019. Strong deposit growth led to an improved loan-to-deposit ratio of 99.5% at September 30, 2019 compared to 100.8% at September 30, 2018.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $2.25 billion as of September 30, 2019, a net decrease of $80 million or 3.4% since September 30, 2018. The weighted average rate for FHLB borrowings was 2.49% as of September 30, 2019 and 2.66% at September 30, 2018. The decline of 17 basis points is due to lower rates on new FHLB advances and maturing advances with higher rates. $1.30 billion of the $2.25 billion advances outstanding at September 30, 2019 have effective maturities greater than one year.
Loan originations totaled $4.1 billion for fiscal year 2019 compared to the total of $3.8 billion in fiscal year 2018. Partially offsetting the loan origination volume in 2019 were loan repayments of $3.6 billion. During fiscal 2018, loan repayments totaled $3.3 billion. Commercial loans represented 72% of all loan originations during fiscal 2019 with consumer loans accounting for the remaining 28%. The Company views organic loan growth as the highest and best use of its capital and prefers commercial loans in this low-rate environment due to the fact they generally have floating interest rates and shorter durations. The weighted average interest rate on loans increased to 4.52% as of September 30, 2019 from 4.48% at September 30, 2018. The increase was due primarily to changes in loan mix as commercial loans increased to 49.3% of the portfolio as of September 30, 2019 compared to 46.9% at September 30, 2018.
Asset quality remained strong as the ratio of non-performing assets to total assets improved to 0.27% as of September 30, 2019, compared to 0.44% at September 30, 2018. Since September 30, 2018, real estate owned decreased by $4.5 million and non-accrual loans decreased by $22.0 million. Delinquencies on loans were 0.29% of total loans at September 30, 2019 compared to 0.42% at September 30, 2018. The Company realized net recoveries on loans (as opposed to charge-offs) of $3.6 million for fiscal year 2019 compared to net recoveries of $11.1 million in fiscal 2018. The allowance for loan losses and reserve for unfunded commitments increased by $1.9 million to $138.4 million as of September 30, 2019 and was 1.04% of gross loans outstanding, as compared to 1.06% of gross loans as of September 30, 2018. The Company has recorded net recoveries for 17 consecutive quarters, and in 24 of the last 25 quarters.
On August 23, 2019, the Company paid a cash dividend of $0.21 per share to common stockholders of record on August 9, 2019. This was the Company’s 146th consecutive quarterly cash dividend. During fiscal 2019, the Company repurchased 4.1 million shares of common stock at a weighted average price of $30.46 per share and has authorization to repurchase approximately 8.0 million additional shares. The Company varies the pace of share repurchases depending on several factors, including share price, business opportunities and capital levels. Tangible common stockholders’ equity per share increased by $1.48 or 7.28% during fiscal 2019 to $21.86 and the ratio of tangible common equity to tangible assets was 10.66% as of September 30, 2019.
Net interest income was $481.1 million for fiscal 2019, an increase of $8.9 million or 1.9% from the prior year. The increase in net interest income was primarily due to a $744 million, or 5.1%, increase in average interest-earning assets in fiscal 2019. This was partially offset by a 3.1% decrease in net interest margin to 3.16% in fiscal 2019 from 3.27% for the prior year.
Due to the strong asset quality indicators previously mentioned, the Company recorded a release of loan loss allowance of $1.7 million for fiscal 2019. For fiscal 2018, the Company recorded a release of loan loss allowance of $5.5 million.
Total other income was $62.3 million for fiscal year 2019, an increase of $18.2 million from $44.1 million in the prior year. The increase from the prior year was primarily due to a net gain of $10.2 million recognized in fiscal year 2019 from sales of fixed assets and $8.6 million of expense in fiscal year 2018 from valuation adjustments associated with the termination of the Company's FDIC loss-share agreements. Deposit fee income was $1.0 million lower in fiscal year 2019 than in 2018.
Total operating expenses were $283.1 million for fiscal 2019, an increase of $18.7 million or 7.1% from the prior year. Increased operating expenses are the result of ongoing investments in people, process and technology with the objectives of enhancing compliance, growing market share and ultimately earnings. Compensation and benefits costs increased $10.0 million year-over-year primarily due to the aforementioned investments. Information technology costs increased by $4.3 million and other expenses increased by $4.5 million as both were elevated primarily due to Bank Secrecy Act ("BSA") program enhancements and other technology platform improvements. Operating expenses were $72.5 million for the 4th fiscal quarter of 2019, an increase of $2.9 million or 4.2% from the same quarter a year ago. Compensation and benefits costs were $1.5 million higher in the 4th fiscal quarter of 2019 than they were in the same quarter of the prior year. The Company’s efficiency ratio increased to 52.1% for fiscal 2019 as compared to 50.4% for the prior year. The efficiency ratio was 53.1% for the 4th fiscal quarter of 2019 as compared to 52.9% for the same quarter a year ago. The increased efficiency ratios are due to higher expenses noted above partially offset by higher revenue in the respective periods.
For the year ended September 30, 2019, the Company recorded federal and state income tax expense of $52.5 million, which equates to a 19.99% effective tax rate. This compares to an effective tax rate of 20.76% for fiscal year 2018. The Company's effective tax rate for fiscal 2019 is lower than the statutory rate mainly due to state taxes, tax-exempt income and the resolution of a previously unrecognized tax benefit. The Company estimates that its effective tax rate going forward will be approximately 21%.
Washington Federal Bank, a national bank with headquarters in Seattle, Washington, has 234 branches in eight western states and does business as "WaFd Bank." To find out more, please visit our website www.wafdbank.com. The Company uses its website to distribute financial and other material information.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2018 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words "estimate," “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance, could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
# # #

Contact:

Investor Relations
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP / Director of Communications
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	September 30, 2019	September 30, 2018
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$419,158	$268,650
Available-for-sale securities, at fair value	1,485,742	1,314,957
Held-to-maturity securities, at amortized cost	1,443,480	1,625,420
Loans receivable, net of allowance for loan losses of $131,534 and $129,257	11,930,575	11,477,081
Interest receivable	48,857	47,295
Premises and equipment, net	274,015	267,995
Real estate owned	6,781	11,298
FHLB and FRB stock	123,990	127,190
Bank owned life insurance	222,076	216,254
Intangible assets, including goodwill of $301,368 and $301,368	309,247	311,286
Federal and state income tax assets, net	—	1,804
Other assets	210,989	196,494
	$16,474,910	$15,865,724
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$7,083,801	$6,582,343
Time deposit accounts	4,906,963	4,804,803
	11,990,764	11,387,146
FHLB advances	2,250,000	2,330,000
Advance payments by borrowers for taxes and insurance	57,830	57,417
Federal and state income tax liabilities, net	5,104	—
Accrued expenses and other liabilities	138,217	94,253
	14,441,915	13,868,816
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,539,806 and 135,343,417 shares issued; 78,841,463 and 82,710,911 shares outstanding	135,540	135,343
Paid-in capital	1,672,417	1,666,609
Accumulated other comprehensive (loss) income, net of taxes	15,292	8,294
Treasury stock, at cost; 56,698,343 and 52,632,506 shares	(1,126,163)	(1,002,309)
Retained earnings	1,335,909	1,188,971
	2,032,995	1,996,908
	$16,474,910	$15,865,724
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$25.79	$24.14
Tangible common stockholders' equity per share	21.86	20.38
Stockholders' equity to total assets	12.34%	12.59%
Tangible common stockholders' equity to tangible assets	10.66	10.84
TCE + allowance for loan losses to tangible assets	11.48	11.67

Weighted average rates at period end
Loans and mortgage-backed securities	4.25%	4.19%
Combined loans, all interest-earning assets	4.10	4.07
Customer accounts	1.08	0.87
Borrowings	2.49	2.66
Combined cost of customer accounts and borrowings	1.30	1.17
Net interest spread	2.80	2.90

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
	(In thousands, except share and ratio data)		(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$144,480	$133,226	$568,096	$515,807
Mortgage-backed securities	17,231	17,819	74,485	70,407
Investment securities and cash equivalents	7,725	6,107	28,885	20,869
	169,436	157,152	671,466	607,083
INTEREST EXPENSE
Customer accounts	33,640	22,553	122,216	72,492
FHLB advances and other borrowings	15,624	15,348	68,190	62,452
	49,264	37,901	190,406	134,944
Net interest income	120,172	119,251	481,060	472,139
Provision (release) for loan losses	(1,900)	(5,500)	(1,650)	(5,450)
Net interest income after provision (release)	122,072	124,751	482,710	477,589

OTHER INCOME
Gain (loss) on sale of investment securities	—	—	(9)	—
FDIC loss share valuation adjustments	—	—	—	(8,550)
Loan fee income	970	895	3,941	3,804
Deposit fee income	6,495	6,404	24,882	25,904
Other income	8,992	4,946	33,504	22,920
	16,457	12,245	62,318	44,078
OTHER EXPENSE
Compensation and benefits	32,634	31,087	133,588	123,554
Occupancy	9,797	9,674	38,579	36,453
FDIC insurance premiums	2,409	2,970	9,808	11,592
Product delivery	4,456	4,395	15,934	16,372
Information technology	11,225	7,815	38,955	34,643
Other expense	12,005	13,676	46,199	41,708
	72,526	69,617	283,063	264,322
Gain (loss) on real estate owned, net	(671)	(38)	810	(102)
Income before income taxes	65,332	67,341	262,775	257,243
Income tax provision	12,970	15,826	52,519	53,393
NET INCOME	$52,362	$51,515	$210,256	$203,850

PER SHARE DATA
Basic earnings	$0.66	$0.62	$2.61	$2.40
Diluted earnings	0.66	0.62	2.61	2.40
Cash dividends per share	0.21	0.18	0.79	0.67
Basic weighted average shares outstanding	79,154,252	83,280,730	80,471,316	85,008,040
Diluted weighted average shares outstanding	79,201,083	83,361,122	80,495,163	85,109,843
PERFORMANCE RATIOS
Return on average assets	1.26%	1.31%	1.28%	1.31%
Return on average common equity	10.32	10.29	10.46	10.16
Net interest margin	3.12	3.26	3.16	3.27
Efficiency ratio	53.08	52.94	52.09	50.37